Exhibit 99.B(d)(99)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Security Capital Research & Management Incorporated

As of July 1, 2003, as amended September 15, 2006

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

Small/Mid Cap Equity Fund	x.xx%

Agreed and Accepted:

SEI Investments Management Corporation	Security Capital Research & Management Incorporated

By:	By:
/s/Sofia A. Rosala	/s/Sofia A. Rosala

Name:	Name:
Sofia A. Rosala	Sofia A. Rosala

Title:	Title:
Vice President	Vice President

By:	By:
/s/Sofia A. Rosala	/s/Sofia A. Rosala

Name:	Name:
Sofia A. Rosala	Sofia A. Rosala